FIFTH AMENDMENT TO LEASE

This Fifth Amendment to Lease (the "**Fifth Amendment**") is made and entered into on February 9, 2023 (the "**Fifth Amendment Effective Date**"), by and between **HANCOCK S-REIT ATL PHIPPS LLC**, a Delaware limited liability company (the "**Landlord**"); and **THE WILLIAM CARTER COMPANY**, a Massachusetts corporation, doing business as "Carter's" (the "**Tenant**").

WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement dated December 14, 2012 (the "**Original Lease**"), as amended by the First Amendment to Lease Agreement dated February 28, 2013 (the "**First Amendment**"), the Second Amendment to Lease Agreement dated June 17, 2013 (the "**Second Amendment**"), letter agreements dated November 13, 2013 and March 11, 2014 (the "**Letter Agreements**"), the Third Amendment to Lease Agreement dated August 31, 2016 (the "**Third Amendment**"), and the Fourth Amendment to Lease Agreement dated December 1, 2021 (the "**Fourth Amendment**"; the Original Lease, the First Amendment, the Second Amendment, the Letter Agreements, the Third Amendment, and the Fourth Amendment are hereinafter collectively referred to as the "**Lease**"), whereby Landlord leases to Tenant an aggregate of approximately 277,920 square feet of Rentable Area (the "**Premises**") in the building commonly known as Phipps Tower, located at 3438 Peachtree Road, NE, Atlanta, Georgia 30326 (the "**Building**"), for a term that commenced on May 1, 2014 and is scheduled to expire on April 30, 2030 (the "**Term**"), the Premises being comprised of the following Suites in the Building:

Suites comprising Premises as of Fifth Amendment Effective Date

Suite	RSF
200	12,403
300	26,078
500	26,093
600	26,093
700	26,093
800	16,709
1050	11,102
1600	26,793
1700	26,793
1800	26,793
1900	26,793
2000	26,177
Total RSF	**277,920**

WHEREAS, the parties desire to extend the Term, to provide for a reduction in the Rentable Area of the Premises, and to otherwise amend certain terms of the Lease;

NOW THEREFORE, in consideration of the above premises, the parties agree as follows:

1. Definitions. Unless otherwise defined herein, the capitalized terms used in this Fifth Amendment shall have the same definitions set forth in the Lease.

2. Effective Date. Unless otherwise set forth herein, the agreements contained herein shall be effective as of the Fifth Amendment Effective Date.

3. Extension of Term. The Term of the Lease is hereby extended through July 31, 2035.

4. Reduction of Premises. Effective January 1, 2023 (the "**Reduction Date**"), the Premises shall be reduced by eliminating approximately 68,880 square feet of Rentable Area from the Premises, comprised of the following Suites of the Building: Suite 300 (26,078 rentable square feet ("**RSF**"), Suite 500 (26,093 RSF), and Suite 800 (16,709 RSF) (collectively, the "**Relinquished Space**"). Tenant shall continue to be responsible for its obligations under the Lease as to the Relinquished Space through December 31, 2022, including, without limitation, payment of all Rent applicable to the Relinquished Space, including Tenant's Proportionate Share of Landlord's Taxes and Tenant's Proportionate Share of the amount of Operating Costs attributable to the Relinquished Space, although reconciliation of such amounts will occur after the Reduction Date. From and after the Reduction Date, the Premises shall contain approximately 209,040 square feet of Rentable Area (the "**Retained Space**"), comprised of the following Suites of the Building:

Suites comprising Premises as of Reduction Date

Suite	**RSF**
200	12,403
600	26,093
700	26,093
1050	11,102
1600	26,793
1700	26,793
1800	26,793
1900	26,793
2000	26,177
Total RSF	**209,040**

5. Surrender of Relinquished Space. Tenant shall surrender possession of the Relinquished Space unto Landlord no later than March 31, 2023 (the "**Surrender Date**"); provided, the Surrender Date shall be extended by one (1) day for each day that Landlord's delivery of this fully executed Fifth Amendment to Tenant extends beyond February 10, 2023.

Tenant's occupancy of the Relinquished Space for the period of time commencing on the Reduction Date and expiring on the Surrender Date (the "**Extended Occupancy Period**") shall be governed by all terms of the Lease applicable to Tenant's occupancy of the Premises; provided, however, that no Rent shall be assessed to Tenant for Tenant's continued occupancy of the Relinquished Space during the Extended Occupancy Period. The Relinquished Space shall be returned to Landlord free of all debris and items of Tenant's personal property, broom clean, in good condition, ordinary wear and tear excepted, and otherwise in the condition required under the Lease for Tenant's surrender of the Premises upon the expiration of the Term. Notwithstanding the foregoing, except for the items listed on Exhibit A to this Amendment which Tenant may elect to remove from the Relinquished Space, Tenant shall leave in place in the Relinquished Space all of the workstations and cubicles, chairs, appliances, and office furniture that are located in the Relinquished Space as of the Fifth Amendment Effective Date. If Tenant shall remain in possession of the Relinquished Space beyond the Surrender Date, then notwithstanding anything to the contrary in the Lease, Tenant shall be a holdover tenant at sufferance as to the Relinquished Space; Rent shall be assessed to Tenant at one hundred fifty percent (150%) of the rates in effect on the Surrender Date (provided however, that payment of such Rent shall not extend the Extended Occupancy Period); and Landlord shall be entitled to exercise all remedies available under applicable law to recover possession of the Relinquished Space from Tenant.

6. Rent for Retained Space.

(a) *Basic Rent - Retained Space as of Reduction Date.* Until the Rent Adjustment Date, defined below, Tenant shall continue to be responsible for the payment of Rent for the Retained Space which shall be calculated as provided in the Lease, based on the reduced Rentable Area of the Premises, as shown in the chart below:

Basic Rent for Retained Space
209,040 RSF
As of January 1, 2023

Period	Annual Rate/RSF	Monthly Basic Rent
01/01/23 – 04/30/23	$22.38	$389,896.60
05/01/23 – 04/30/24	$23.27	$405,363.40
05/01/24 – 04/30/25	$23.27	$405,363.40

Landlord and Tenant acknowledge and agree that, prior to the Fifth Amendment Effective Date, Tenant paid rent to Landlord in the amount of Four Hundred Fifty-nine Thousand, Seven Hundred and 02/100 Dollars ($459,700.02) ("**January/February Rent**") for the Relinquished Space for the months of January and February 2023. Immediately following the Fifth Amendment Effective Date,

Landlord shall credit the January/February Rent to Tenant's obligation for payment of Basic Rent for the Retained Space.

(b) *Additional Rent – Retained Space as of Reduction Date.* Tenant shall continue to be responsible throughout the Term, as extended herein, for the payment of Additional Rent for the Premises as provided in the Lease. Effective on the Reduction Date, Tenant's Proportionate Share shall be adjusted as shown below:

(i) Tenant's Proportionate Share: 43.396% [209,040/481,703 = 0.43396].

(ii) The Fitness Facility Proportionate Share of the Building: 1.22% [5,857 (the rentable area of the Fitness Center)/481,703 = 0.0122].

(iii) Tenant's Proportionate Share plus Tenant Proportionate Share of the Fitness Facility: 43.925% [0.43396 + (0.0122 x 0.43396) = 0.43925].

(c) *Basic Rent – Retained Space as of Rent Adjustment Date.* Effective May 1, 2025 (the "**Rent Adjustment Date**"), Basic Rent for the Retained Space shall be calculated as provided below:

Basic Rent for Retained Space
209,040 RSF
As of May 1, 2025

Period	Annual Rate/RSF	Monthly Basic Rent
05/01/25 – 04/30/26	$28.50	$496,470.00
05/01/26 – 04/30/27	$29.21	$508,882.00
05/01/27 – 04/30/28	$29.94	$521,604.00
05/01/28 – 04/30/29	$30.69	$534,644.00
05/01/29 – 04/30/30	$31.46	$548,010.00
05/01/30 – 04/30/31	$32.25	$561,710.00*
05/01/31 – 04/30/32	$33.05	$575,753.00
05/01/32 – 04/30/33	$33.88	$590,147.00
05/01/33 – 04/30/34	$34.72	$604,900.00
05/01/34 – 04/30/35	$35.59	$620,023.00
05/01/35 – 07/31/35	$36.48	$635,524.00

**Subject to Abated Rent provision provided below*

(d) *Abated Rent.* Provided that no uncured event of default exists at the time of the abatement set forth below, the Basic Rent and Additional Rent applicable to the Retained Space shall be abated during the three (3) full month period commencing on May 1, 2030 and expiring on July 31, 2030 (the "**Abatement Period**"). Nothing

contained herein shall be construed to abate any other sums becoming due under the Lease during the Abatement Period, other than the Basic Rent and Additional Rent applicable to the Retained Space during the Abatement Period specified above (the "**Abated Rent**"). In the event that the Lease, or Tenant's right to possession of the Premises, is terminated at any time during the Term as a result of an uncured event of default by Tenant under the Lease, as amended herein, then the Abated Rent shall, at Landlord's election, be amortized on a straight-line basis over the remaining unexpired Term of Lease existing as of the expiration of the Abatement Period, and the unamortized portion of the Abated Rent existing at the time of such termination shall become immediately due and payable to Landlord.

(e) *Exchange of Allowance for Additional Abatement.* The parties acknowledge that, prior to the Effective Date, Landlord agreed to provide Tenant with an allowance for improvements to be made to the Retained Space in the amount of Thirty-three and 49/100 Dollars ($33.49) per rentable square foot of the Retained Space (the "**Allowance**"). In lieu of providing such Allowance, the parties agree that the entire amount of the Allowance is hereby exchanged for an equal dollar amount of additional rental abatement (the "**Additional Abatement**") to be applied to the Rent accruing under the Lease for the periods of January 1, 2030, through April 30, 2030, and re-commencing on August 1, 2030 and continuing until the entire amount of such exchanged Allowance (the "**Exchanged Allowance**") has been fully exhausted, the parties hereby acknowledging that the Exchanged Allowance is separate and in addition to the Abated Rent. All terms set forth above applicable to the Abated Rent shall also apply to the Additional Abatement, including but not limited to Landlord's ability to recover the Additional Abatement in the event of an uncured default by Tenant under the Lease, as amended herein; provided however, that the Additional Abatement shall be amortized on a straight-line basis over the remaining unexpired Term existing as of the date such Exchanged Allowance has been exhausted.

7. Acceptance of Retained Space. Tenant accepts the Retained Space in its existing "as is" condition, and Landlord shall have no obligation to alter, improve or otherwise modify the Retained Space for Tenant's continued occupancy of such space during the Term, as extended herein; provided, however, the foregoing shall not affect Landlord's obligations under the Lease with respect to the Retained Space. All improvements to the Retained Space desired by Tenant shall be made by Tenant, at Tenant's expense, in accordance with the terms of the Lease regarding Alterations to the Premises made by or on behalf of Tenant.

8. Refurbishment Allowance. The parties acknowledge that, pursuant to Section XII of Exhibit G to the Original Lease, Tenant is entitled to receive, on May 1, 2024, a Refurbishment Allowance in the amount of Ten Dollars ($10.00) per square foot of the Premises as the same exist on such date. In lieu of providing such Refurbishment

Allowance, the parties agree that the entire amount of the Refurbishment Allowance, calculated on May 1, 2024, is hereby exchanged for an equal dollar amount of additional rental abatement (the "**Second Additional Abatement**") to be applied to the Rent accruing under the Lease commencing on May 1, 2024, and continuing until the entire amount of such exchanged Refurbishment Allowance (the "**Exchanged Refurbishment Allowance**") has been exhausted. All terms set forth above applicable to the Abated Rent shall also apply to the Second Additional Abatement, including but not limited to Landlord's ability to recover the Second Additional Abatement in the event of an uncured default by Tenant under the Lease, as amended herein; provided, however, that such Second Additional Abatement shall be amortized over the period commencing the date such Second Additional Abatement has been exhausted and expiring on April 30, 2030.

9. Parking Spaces.

(a) *Tenant's Allocated Permits.* Effective on the Reduction Date, the number of Tenant's Allocated Permits shall be reduced to the number resulting from the application of the parking ratio stated in Section 28 of the Original Lease (the "**Parking Ratio**") to the reduced Rentable Area of the Premises applicable as of the Reduction Date. The parties acknowledge that Tenant is permitted to use, and pay for, less than the number of Allocated Permits available to Tenant under the Lease. Subject to any applicable charge if Tenant elects for Landlord or Landlord's parking operator to issue parking access cards, Landlord shall issue and activate such parking cards as may be requested by Tenant; provided, however, that the issuance of such cards shall not entitle Tenant to the use of parking spaces in excess of the spaces allocated to Tenant by the Parking Ratio, nor affect either the Projected Daily Parking Spaces, defined below, or the Daily Excess Spaces, also defined below.

(b) *Additional Spaces.* Subject to availability in the Parking Facility, Tenant may elect to be provided with permits for additional spaces in the Parking Facility in excess of Tenant's Allocated Permits ("**Additional Permits**"). All Additional Permits shall be subject to the same charges as Tenant's Allocated Permits. Provided, however, that upon thirty (30) days' prior written notice from Landlord, Landlord may terminate some or all of the Additional Permits issued to Tenant in excess of Tenant's Allocated Permits.

(c) *Tenant's Projected Daily Use of Parking Spaces.* Subject to the foregoing, Tenant may, from time to time, but not more frequently than once per month, designate (in such manner as is acceptable to Landlord or Landlord's garage operator, if applicable) the number of parking spaces Tenant anticipates its employees and workers will use on a daily basis ("**Projected Daily Parking Spaces**"), with the number of such Projected Daily Parking Spaces to be effective on the first (1st) day of the month following receipt of such designation by Landlord or Landlord's

garage operator, if applicable. Notwithstanding anything in the Lease or this Fifth Amendment to the contrary, Tenant's parking charges under the Lease shall be based on the number of Projected Daily Parking Spaces and any Daily Excess Spaces (as defined below), rather than the number of activated parking access cards.

(d) *Tenant's Actual Usage of Parking Spaces.* To the extent that Tenant commits to pay for a number of Projected Daily Parking Spaces that is less than the number of Tenant's Allocated Permits and any Additional Permits Tenant may be authorized to use under the Lease, but the number of Actual Utilized Spaces (as defined below) being used by Tenant on any day exceeds the Projected Daily Parking Spaces ("**Daily Excess Spaces**"), then, subject to Paragraph 9(b) above, Tenant shall within ten (10) days after Tenant's receipt of the Parking Report, defined below, at Tenant's sole option, either (i) reimburse Landlord for, or pay to Landlord's garage operator if applicable, the daily parking rate in effect from time to time for each such Daily Excess Space, or (ii) increase appropriately the number of Projected Daily Parking Spaces for which Tenant has committed to pay to Landlord on a monthly basis, with such increase to be retroactive to the first day of such calendar month.

(e) *Report of Tenant's Actual Usage of Parking Spaces.* On at least a monthly basis, Landlord shall provide Tenant, or cause Landlord's parking garage operator if applicable to provide to Tenant, a written report indicating the number of parking spaces actually used by Tenant's employees and workers on a daily basis ("**Actual Utilized Spaces**").

(f) *Reserved Permits.* The provisions of Paragraph 9(a)-(e) shall not apply to the Reserved Permits.

(g) *Waiver of Certain Parking Charges.* On the Fifth Amendment Effective Date, Landlord shall cause all liability of Tenant for Tenant's outstanding balance for parking expenses that accumulated during the calendar years 2015 through 2018 to be waived and forever forgiven. Landlord confirms that there is no outstanding balance for parking expenses for calendar years 2019 through 2021, and the outstanding parking expenses for the calendar year 2022 are $43,064.50.

10. Extension Options. The Extension Options contained in Section IV of Schedule G of the Original Lease ("**Schedule G**") shall be and remain in full force and effect and in accordance with the terms thereof; provided, however, that (i) the first Extension Term shall commence upon the expiration of the Term, as extended herein, and the second Extension Term shall commence upon the expiration of the first Extension Term; (ii) if Tenant elects to exercise the first of such Extension Options, Tenant shall provide Landlord with written notice thereof not less than sixteen (16) months and not more than twenty-four (24) months prior to the expiration of the Term, as extended in Paragraph 3 above,

specifying in such notice the duration of such Extension Term; (iii) if Tenant elects to exercise the second of such Extension Options, Tenant shall provide Landlord with written notice thereof not less than sixteen (16) months and not more than twenty-four (24) months prior to the expiration of the first Extension Term, specifying in such notice the duration of such Extension Term; and (iv) the following phrase that begins Section IV of Schedule G, "*Provided that Landlord [sic] has not exercised its Termination Option in Special Stipulation III above, and so long as*..." is hereby deleted, and replaced with the following phrase: "*So long as*...."

11. Eyebrow Signage. Section 11(f) of the Original Lease regarding eyebrow signage is hereby deleted, and the provisions of this Paragraph shall apply in lieu thereof. Subject to the terms of this Paragraph, Landlord shall have the right to offer to one (1) existing tenant in of the Building, including but not limited to CoStar Group, Inc., the right to install one (1) sign on the exterior of the Building identifying such tenant as a tenant in the Building ("**Eyebrow Signage**"); provided in no event shall such Eyebrow Signage shall be installed higher than the Second Floor of the Building, or be installed on the face of the center of the Building, or hinder or otherwise affect Tenant's views from the Premises. All Eyebrow Signage, and Substituted Eyebrow Signage, defined below, shall be (i) reasonable in terms of the size, font, and location for such signage, (ii) shall otherwise be consistent with the first-class nature and appearance of the Building; and shall be subject to Tenant's prior approval, which shall not be unreasonably withheld or conditioned. If Landlord desires to install Eyebrow Signage, or after installing Eyebrow Signage in accordance with this provision, Landlord desires to remove such existing Eyebrow Signage and either replace same with different Eyebrow Signage, or install Eyebrow Signage for a different then-existing tenant of the Building (in either event, "**Substitute Eyebrow Signage**"), then Landlord shall request Tenant's approval of such signage, which request shall include a drawing of such Substitute Eyebrow Signage, detailed to show the size, font, and proposed location of such signage, to Tenant for Tenant's approval. Tenant shall have ten (10) business days after Tenant's receipt of such request within which to either approve such proposed Eyebrow Signage (or Substitute Eyebrow Signage), or to provide Landlord with written notice that such approval is being withheld, including a reasonable basis for Tenant's withholding such requested approval. Tenant's failure to respond to such request within such ten (10) business day period shall constitute Tenant's approval of such signage.

12. Fitness Center. The following additional changes are hereby made to Section IX of Schedule G to the Original Lease:

    (a) Landlord shall no longer be required to utilize a professional fitness facility operator for the Fitness Facility, and Tenant shall no longer be required to share with Landlord the cost of maintaining, operating and staffing the Fitness Facility. Accordingly, Paragraphs (d) and (e) of Section IX of Schedule G are hereby deleted from the Lease and shall be of no further force or effect.

(b) The third (3rd) sentence of Paragraph (k) of Section IX of Schedule G [*that begins with, "Tenant will also be responsible for paying..."*] is hereby deleted from the Lease and in lieu thereof, the following shall apply during the period commencing on the Reduction Date and expiring on April 30, 2025:

Tenant will also be responsible for paying a fee, the annual amount of which is equal to the per rentable square foot rate of the Basic Rental applicable to the Retained Space from time to time under the Lease, as amended herein, multiplied by 1,857 rentable square feet (which is the Total FF RSF in excess of 4,000 square feet of Rentable Area of the Fitness Facility), such annual fee to be paid in monthly installments equal to one twelfth (1/12th) of such annual fee, such installments to be paid at the same time and in the same manner as Tenant's payment of monthly Basic Rental for the Retained Space.

(c) Effective May 1, 2025, Tenant shall no longer be responsible for the fee referenced in subparagraph (b) above. Accordingly, effective May 1, 2025, Paragraph (k) of Section IX of Schedule G shall be deleted.

(d) The remaining provisions of Section IX of Schedule G shall be and remain in full force and effect, specifically including but not limited to the provisions of Paragraph (g) of Section IX of Schedule G.

13. Additional Modifications to Lease. The following options are hereby deleted from the Lease and shall be of no further force or effect: (i) Termination Option contained in Section III of Schedule G; and (ii) the Second Expansion Option contained Section 2 of Paragraph 5 of the Second Amendment.

14. Nondisclosure. Unless otherwise required by law, Tenant will not make any public announcement or other public disclosure regarding the subject matter of this Amendment; that the terms of this Amendment have been agreed to by the parties; or that this Amendment has been executed by the parties, until five (5) business days after the Fifth Amendment Effective Date.

15. Agency Disclosure. Cushman & Wakefield represents Landlord's interests in connection with this transaction and shall be paid by Landlord for its services pursuant to a separate, written agreement fully executed by Cushman & Wakefield, as Landlord's authorized broker, and Landlord prior to full execution of this Amendment. Cushman & Wakefield also represents Tenant's interests in connection with this transaction, and shall be paid by Landlord for its services pursuant to a separate, written agreement fully executed by Cushman & Wakefield, as Tenant's authorized broker, and Landlord prior to the full execution of this Amendment. Each party represents to the other party that they have dealt with no broker in connection with the negotiation or execution of this Amendment other than Cushman & Wakefield. Except as expressly provided above, Landlord will not be

responsible for, and Tenant will indemnify, defend, and hold Landlord harmless from and against, any brokerage or leasing commission or finder's fee claimed by any party in connection with this Amendment.

16. Multiple Counterparts; Electronic Signatures. This Fifth Amendment may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. The counterparts of this Fifth Amendment may be executed by electronic signatures and may be delivered electronically by either party to the other party and the receiving party may rely on the receipt of such document so executed and delivered by electronic means as if the executed original had been received; provided, however, that each party agrees, if requested by the other party, to execute a hard-copy original of this Fifth Amendment and to deliver such executed hard-copy original to the other party.

17. Lease in Effect. Except as modified herein, all terms and conditions of the Lease in effect as of the Fifth Amendment Effective Date shall be and remain in full force and effect, and the same are hereby ratified and affirmed by Landlord and Tenant.

IN WITNESS WHEREOF, the undersigned have sealed and executed this Fifth Amendment as of the Fifth Amendment Effective Date stated above.

"LANDLORD":

HANCOCK S-REIT ATL PHIPPS LLC,
a Delaware limited liability company

By: John Hancock Life Insurance Company (U.S.A.), as agent for Landlord

By: Erik Gustafson
Erik T. Gustafson
Global Chief Operating Officer, Real Estate

[*Signatures continued on next pate*]

TENANT:

THE WILLIAM CARTER COMPANY,
a Massachusetts corporation

By: /s/ Richard F. Westenberger
Richard F. Westenberger
Executive Vice President & CFO

EXHIBIT A

Tenant may, at Tenant's election, remove the following items from the Relinquished Space and the Fourth Floor of the Building:

1) All electronic equipment off 3rd,5th, and 8th floors
2) 6 offices sets from the fourth floor
3) All mobile peds from the 4th floor
4) All barstools from the 3rd, 5th and 8th floors
5) 2 office sets from the 3rd floor
6) 4 office sets from the 8th floor
7) Internal file cabinets on the 3rd floor. All of them or some of them
8) Everything in the IT Lab
9) Everything out of the IDF rooms on the 3rd, 5th and 8th floors